Schedule B
Fee Schedule

This Schedule B is part of the ETF Distribution Agreement effective December 9, 2022 (the "Agreement") by and between Arrow Investments Trust (the "Trust") and Archer Distributors, LLC ("Archer"). This Fee Schedule replaces any existing fee schedule with respect to the Funds identified herein.

Funds

1	Arrow DWA Tactical: Macro ETF
2	Arrow Reserve Capital Management ETF
3	Arrow Reverse Cap 500 ETF
4	Arrow DWA Tactical: International ETF
5	Arrow Adaptive Multi-Strategy ETF
6	Arrow Tactical Volatility Strategy ETF
7	Arrow Dynamic Alpha ETF

Service Fees: None

Registered Representative Licensing: Not applicable

Out-of-Pocket Expenses: None

IN WITNESS WHEREOF, the parties hereto have executed this Schedule to the ETF Distribution Agreement effective this 9th day of December 2022.

ARROW INVESTMENTS TRUST (for the above referenced Fund(s))

By: __________________________

Joseph Barrato

President

ARCHER DISTRIBUTORS, LLC

By: __________________________

Joseph Barrato

Managing Member

The undersigned investment adviser (the "Adviser") hereby acknowledges and agrees to the terms of the Agreement.

Arrow Investment Advisors, LLC
6100 Chevy Chase Dr., Suite 100
Laurel, MD 20707

By: ___________________

Joseph Barrato

Chief Executive Officer